Exhibit 99.2

PERKINELMER, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR

PERKINELMER, INC. AND EUROIMMUN Medizinische Labordiagnostika AG

(Unaudited)

(amounts in thousands, unless otherwise noted)

PerkinElmer, Inc. and its subsidiaries are referred to herein collectively as the “Company”.

The unaudited pro forma condensed combined financial information for the year ended January 1, 2017 are based on the historical financial statements of the Company and EUROIMMUN after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Therefore, this financial information should be read in conjunction with the historical financial statements and the accompanying disclosures of the Company as of and for the year ended January 1, 2017 and of EUROIMMUN as of and for the year ended December 31, 2016.

The unaudited pro forma condensed combined statement of operations for the year ended January 1, 2017 are presented as if the acquisition had occurred on January 4, 2016. The pro forma adjustments give effect to the events that are directly attributable to the transaction and are expected to have a material and continuing impact on the financial results of the combined companies. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable.

The EUROIMMUN acquisition occurred less than 75 days ago, and accordingly, the Company is still in the process of valuing the assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and subject to change. Adjustments may be made to the values of the acquired assets and liabilities as additional information is obtained about the facts and circumstances that existed at the valuation date. The differences that may occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Assumptions underlying the pro forma adjustments are described in the accompanying notes. The Company has prepared the unaudited pro forma condensed combined financial information for illustrative purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what the results of operations actually would have been had the Company completed the EUROIMMUN acquisition at the beginning of fiscal year 2016, nor does it purport to project the future operating results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined operations.

PERKINELMER, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JANUARY 1, 2017

(Unaudited)

	Historical (US GAAP), as reported
	PerkinElmer	EUROIMMUN	Pro forma Adjustments		Pro forma Combined
	(In thousands, except per share data)
Sales	$2,115,517	$263,659	$—		$2,379,176
Cost of sales	1,102,164	107,205	40,822	(a), (b)	1,250,191
Selling, general and administrative expenses	600,885	84,348	52,183	(a), (c)	737,416
Research and development expenses	124,278	30,604	—		154,882
Restructuring and lease charges, net	5,124	—	—		5,124

Operating income from continuing operations	283,066	41,502	(93,150)		231,563
Interest and other expense, net	38,998	8,349	23,131	(c), (d)	70,478

Income from continuing operations before income taxes	244,068	33,154	(116,281)		161,085
Provision for income taxes	28,362	10,035	(33,522	) (e)	4,875

Income from continuing operations	$215,706	$23,118	$(82,715)		$156,210

Basic earnings per share:
Income from continuing operations	$1.97				$1.43

Diluted earnings per share:
Income from continuing operations	$1.96				$1.42

Weighted average shares of common stock outstanding:
Basic	109,478				109,478
Diluted	110,313				110,313

The notes are an integral part of the unaudited pro forma condensed combined financial statements.

PERKINELMER, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR

PERKINELMER, INC. AND EUROIMMUN Medizinische Labordiagnostika AG

(Unaudited)

(amounts in thousands, unless otherwise noted)

Note 1:	Description of Transaction

On December 19, 2017, PerkinElmer, Inc. (the “Company”) announced that it had completed its acquisition of EUROIMMUN Medizinische Labordiagnostika AG (“EUROIMMUN”) for total consideration of €1.2 billion (equivalent to $1.4 billion at the time of closing). The results of EUROIMMUN have been included in the Company’s consolidated financial statements since the date of acquisition.

The purchase price was funded by the borrowings from the senior unsecured revolving credit facility and senior unsecured term loan credit facility of $710 million and $200 million, respectively, and available cash on hand of $503.8 million. The senior unsecured revolving credit facility matures in August 2021 and the senior unsecured term loan matures in December 2018.

The interest rates under the senior unsecured revolving credit facility and senior unsecured term loan are based on the Eurocurrency rate or the base rate at the time of borrowing, plus a margin. The base rate is the higher of (i) the rate of interest in effect for such day as publicly announced from time to time by JP Morgan Chase Bank, N.A. as its “prime rate,” (ii) the Federal Funds rate plus 50 basis points or (iii) an adjusted one-month Libor plus 1.00%. The Eurocurrency margin as of December 31, 2017 was 110 basis points. The weighted average Eurocurrency interest rate as of December 31, 2017 was 1.56%, resulting in a weighted average effective Eurocurrency rate, including the margin, of 2.66%, which was the interest applicable to the borrowings outstanding on the senior unsecured revolving credit facility and senior unsecured term loan as of December 31, 2017.

Note 2:	Basis of Presentation

PerkinElmer, Inc. and its subsidiaries are referred to herein collectively as the “Company”.

The unaudited pro forma condensed combined financial information for the year ended January 1, 2017 are based on the historical financial statements of the Company and EUROIMMUN after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Therefore, this financial information should be read in conjunction with the historical financial statements and the accompanying disclosures of the Company as of and for the year ended January 1, 2017 and of EUROIMMUN as of and for the year ended December 31, 2016.

The Company and EUROIMMUN have different fiscal year ends. The Company’s fiscal year ends on the Sunday nearest December 31. The Company reports fiscal years under a 52/53 week format. Under this method, certain years will contain 53 weeks. The fiscal year ended January 1, 2017 included 52 weeks. EUROIMMUN’s fiscal year always ends on December 31. Accordingly, the unaudited pro forma condensed combined financial information for the fiscal year ended January 1, 2016 combines the historical results of (i) the Company for the fiscal year January 4, 2016 through January 1, 2017 and (ii) EUROIMMUN for the fiscal year January 1, 2016 through December 31, 2016. The difference in fiscal periods for the Company and EUROIMMUN is considered to be insignificant and no related adjustments have been made in the preparation of this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations for the year ended January 1, 2017 are presented as if the acquisition had occurred on January 4, 2016. The pro forma adjustments give effect to the events that are directly attributable to the transaction and are expected to have a material and continuing impact on the financial results of the combined companies. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable.

The following table summarizes the Company’s pro forma purchase price allocation which includes the estimated fair values of the assets acquired, including goodwill and intangible assets, and liabilities assumed as if the acquisition had occurred as of the pro forma balance sheet date. The purchase price allocation presented is for illustrative purposes only and these amounts are not intended to represent or be indicative of the purchase price allocation that would have been reported had the EUROIMMUN acquisition occurred on January 4, 2016. In addition, the pro forma purchase price allocation is preliminary and may differ significantly from the final valuation of net tangible and intangible assets acquired.

(In thousands)
Fair value of business combination:
Cash payments	$1,413,780
Less: cash acquired	(25,018)

Total	$1,388,762

Identifiable assets acquired and liabilities assumed:
Current assets	$121,174
Property, plant and equipment	129,964
Other assets	49,944
Identifiable intangible assets:
Core technology	160,000
Trade names	36,000
Customer relationships	700,000
In-process research and development	1,400
Goodwill	614,759
Deferred taxes	(275,491)
Liabilities assumed	(87,631)
Debt assumed	(61,357)

Total	$1,388,762

The EUROIMMUN acquisition occurred less than 75 days ago, and accordingly the Company is still in the process of valuing the assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and subject to change. Adjustments may be made to the values of the acquired assets and liabilities as additional information is obtained about the facts and circumstances that existed at the valuation date. The differences that may occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The Company has prepared the unaudited pro forma condensed combined financial information for illustrative purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what the results of operations actually would have been had the Company completed the EUROIMMUN acquisition at the beginning of fiscal year 2016, nor does it purport to project the future operating results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined operations.

Note 3:	Accounting Policies

The Company is still in the process of evaluating EUROIMMUN’s accounting policies. As a result of this review, it may become necessary to conform accounting policies for the combined entity. The unaudited pro forma condensed combined financial information does not assume adjustments for any remaining differences in accounting policies.

Note 4:	Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations for the year ended January 1, 2017 and the pro forma adjustments included herein are as follows:

(a)	To record the estimated amortization of acquired intangibles ($21.2 million recorded in cost of sales and $44.2 million recorded in selling, general, and administrative expenses), and the reversal of EUROIMMUN’s previously recorded intangible asset amortization of $1.5 million.

Amortization expense is calculated utilizing the accelerated method and is expensed over an average period ranging from 1 to 17 years (expected useful lives). The expected amortization for fiscal years 2018 through 2022 is $65.3 million, $84.6 million, $95.4 million, $93.2 million, and $87.7 million, respectively.

(b)	To record the additional cost of goods sold expense of $19.6 million for inventory sold as a result of the fair value adjustment at acquisition.

(c)	To record the transaction costs incurred as a result of the acquisition ($9.5 million recorded in selling, general and administrative expense and $0.2 million recorded in interest and other expense, net).

(d)	To record the estimated increase in interest expense due to the assumed debt for the acquisition.

(e)	Income tax impact on pro forma adjustments above.